Exhibit 12.1

Share Exchange Agreement between Nidec Corporation and Nidec-Shimpo Corporation,

 dated April 25, 2003

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Share Exchange Agreement

Nidec Corporation (hereinafter called A) and Nidec-Shimpo Corporation (hereinafter called B) conclude an agreement for exchange of shares (hereinafter called Agreement) as follows.

( Method )

Article 1.

A, becoming a wholly owning parent, and B, becoming a wholly owned subsidiary, exchange shares in the method of exchange expressly provided in Article 352 and 363 of the Commercial Code.

( Amendment of Articles of Incorporation )

Article 2.

Following the exchange of shares, A amends Article 2 (Object) of Articles of Incorporation on the exchange as follows. (amended parts are underlined)

( Object )

Article 2. The objects of the Company shall be to engage in the following businesses:

(1)

Manufacture and sale of electric machinery, equipment, and tools.

(2)

Manufacture and sale of a variety of electronic machine parts and components.

(3)

Manufacture and sale of factory automation systems such as industrial robotic machines.

(4)

Manufacture and sale of speed controlling devices, technical art tools, and measurement tools

(5)

Non-life insurance agency business and activities relating to life insurance solicitation.

(6)

Sale, purchase, leasing, renting and management of real property and acting as intermediary therein.

(7)

Sale of books, stationery, teaching equipment & material and telecommunication equipment.

(8)

Agency of travel and advertising.

(9)

Any and all businesses incidental or relating to any of the foregoing items.

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( Shares issued at the time of the exchange of shares and allotment )

Article 3.

1. At the time of the exchange of shares, A issues 582,990 common shares and allots these shares to the final shareholders (including the actual shareholders, hereinafter the same is true) listed on the register of shareholders (including the actual register of the shareholders, hereinafter the same is true) on the previous day of the exchange of shares at the ratio of 1 B’s common share to 0.060 A’s common shares.  However, no shares are allotted to 10,284,000 shares A holds.

2. In case of an increase in the number of common shares held by B as a result of exercising common share acquisition rights during the time from April 1, 2003 to August 29, 2003, A issues the necessary common shares in addition to the number of shares in the foregoing clause and allots these shares to the increased shareholders at the ratio of 1 B’s common share to 0.060 A’s common shares.

( Initial date in reckoning dividends )

Article 4.

Initial date in reckoning dividends of profit on shares issued in the foregoing clause is October 1, 2003.

( Increased mount of capital stock and legal reserve )

Article 5.

The increased amount of A’s capital stock and legal reserve is as follows.

(1)

capital stock

No increase in the amount of capital stock in A

(2)

legal reserve

Amount of A’s legal reserve increase is the multiplied amount of the existing shareholders’ equity on the day of the exchange of shares by the ratio of the number of B’s shares transferred to A to the total number of B’s outstanding shares.

( General meeting of shareholders to approve the exchange of shares )

Article 6.

A, on June 25, 2003, and B, on June 24, 2003, as the date of general meeting of shareholders respectively convene a general meeting of shareholders (hereinafter called the general meeting to approve the exchange of shares) and ask for the approval of this Agreement and resolutions for matters necessary for the exchange of shares. In case of necessity or due to other reasons during the process of exchange of shares, A and B can consult and change the foregoing dates of convening.

( Date of exchange of shares )

Article 7.

The date of exchange of shares is October 1, 2003.  In case of necessity or due to other reasons during the process of exchange of shares, A and B can consult and change this date.

( Administration of corporate assets )

Article 8.

A and B, after the conclusion of this Agreement on to the previous day of the exchange of shares, execute its own business activities and administrate and manage the corporate assets with bona fide cares.  Any act affecting seriously the assets or claims and obligations, A and B consult in advance and perform such an act.

( Dividend of profit )

Article 9.

A and B pay dividends of profit in amounts limited to the following to the final shareholders and the registered pledgees of shares listed on the register of shareholders as of March 31, 2003.

(1)

In A, ¥15 per share, amounting to ¥953,491,215 in total.

(2)

In B, ¥1 per share, amounting to ¥19,997,317 in total.

( Interim dividends )

Article 10.

A and B pay interim dividends in an amount limited to the following to the final shareholders and the registered pledgees of shares listed on the register of shareholders as of September 30,2003.

(1)

In A, ¥17.5 per share, amounting to ¥1,112,406,417 in total.  In case of an increase in the number of shares due to conversion from convertible bonds during the time from April 1, 2003 to September 30, 2003, the amount of ¥17.5 multiplied by the increased number of shares is added.

(2)

In B, ¥1.5 per share, amounting to ¥29,995,976 in total.  In case of an increase in the number of shares due to the exercise of acquisition rights of new shares during the time from April 1, 2003 to August 29, 2003, the amount of ¥1.5 multiplied by the increased number of shares is added.

( Term of office of the auditor assuming office prior to the exchange of shares )

Article 11.

The term of the auditor of A assuming office prior to the date of exchange of shares is treated in the same way as in cases without the exchange of shares.

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( Alteration of conditions for exchange of shares and cancellation of the Agreement )

Article 12.

In case of any serious change in the state of assets or the business condition of A or B after the date of conclusion of the Agreement, A and B shall consult and can alter conditions for the exchange of shares or cancel the Agreement.

( Validity of Agreement )

Article 13.

In case of failure of the general meeting of A or B to approve the exchange of shares, the Agreement loses validity.

( Matters to be discussed )

Article 14.

In addition to matters prescribed in the Agreement, necessary matters for the exchange of shares are discussed and decided by A and B in compliance with the aim of the Agreement.

As evidence of conclusion of the Agreement, A and B shall prepare two copies of the Contract and sign them and hold a copy each.

Apr. 25, 2003

A:

Shigenobu Nagamori (Seal)

B:

Kazuhiko Kashihara(Seal)

Chairman, President & CEO

President & CEO

Nidec Corporation

Nidec Shimpo Corporation

10 Tsutsumisoto-cho, Nishikyogoku, Ukyo-ku,

1 Terada, Kohtari, Nagaokakyo-city,

Kyoto 615-0854 Japan.

Kyoto 617-0833 Japan

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